EX-99.(14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated October 21, 2016, relating to the financial statements and financial highlights which appear in the August 31, 2016 Annual Reports to Shareholders of Goldman Sachs Focused Growth Fund and Goldman Sachs Concentrated Growth Fund (two funds of the Goldman Sachs Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

May 22, 2017